Exhibit 10.18

515 Post Oak Blvd Houston, TX 77027 Phone: 713.300.0300 Fax: 713.300.0301 www.streamrealty.com

August 12, 2014

Ms. Judy Lenane, RN, MHA

Chief Clinical Officer & EVP, Operations

iRhythm Technologies, iCC

2 Marriott Drive

Lincolnshire, IL 60069

Dear Judy,

Please find enclosed for your records an executed copy of your sublease at 363 North Sam Houston Parkway East.

I am grateful for the opportunity to be your firm’s real estate partner.

Best Regards,

/s/ Jeremy Hunt

Jeremy Hunt

Vice President

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated as of April    , 2014, and is made by and between Lone Star R. S. Platou, Inc., a Texas corporation (“Sublessor”) and iRhythm Technologies, Inc., a Delaware corporation (“Sublessee”). Sublessor and Sublessee hereby agree as follows:

1. Recitals: This Sublease is made with reference to the fact that 363 North Belt - VEF III, L.P., as the original landlord and predecessor in interest to 363 Northbelt, L.P. (“Master Lessor”), and Lone Star R. S. Platou & Braemar, Inc., as the original tenant and predecessor in interest to Sublessor, entered into that certain 363 North Belt Lease Agreement dated as of February, 2002 (the “Original Lease”), which was subsequently amended pursuant to the First Amendment to Lease Agreement dated April 17, 2002 (the “First Amendment”), the Second Amendment to Lease Agreement dated October 13, 2006 (the “Second Amendment”), and the Third Amendment of Lease dated November 18, 2011 (the “Third Amendment”, and, collectively with the Original Lease, First Amendment and Second Amendment, the “Master Lease”), with respect to premises consisting of approximately 5,920 square feet, located at 363 North Sam Houston Parkway East, Houston, Texas, and known as Suite 125 (the “Premises”). A copy of the Master Lease is attached hereto as Exhibit A.

2. Premises:

A. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, all of the Premises on the terms set forth herein. In addition, Sublessee shall have the right, at no additional cost to Sublessee, to use for the duration of the Term the furniture, fixtures and equipment currently located on the Premises that are set forth and further described in the attached Exhibit B (the “FF&E”), and all parking spaces assigned to Sublessor; provided, however, that between the Commencement Date and the End Date, Sublessee shall be entitled to one (1) parking space. Further, Sublessor acknowledges that Sublessee may need to make minor security and cabling related changes to the Premises, as well as adding air conditioning to the server room, and agrees that Sublessor’s consent to such changes shall not be required if Master Lessor’s consent is not required.

B. Notwithstanding anything to the contrary in this Sublease, Sublessee acknowledges and agrees that Sublessor may continue to occupy a portion of the Premises shown on Exhibit C (the “Shared Space”) through August 1, 2014 (the “End Date”). Such occupancy shall be in compliance with all of the terms and conditions of the Master Lease and this Sublease and in a manner that does not unreasonably interfere with Sublessee’s use of the remaining Premises. Sublessor shall vacate the Shared Space on or before the End Date in compliance with the last sentence of Section 3 below. Notwithstanding anything to the contrary in this Sublease, until such time as Sublessor vacates the Shared Space, Sublessee shall have no liability or responsibility for the Shared Space and no obligation to pay any Rent under this Sublease. Sublessor shall indemnify, defend, protect and hold harmless Sublessee from any loss, cost, claim, liability or damage due to Sublessor’s use of the Shared Space.

3. Term: The term (the “Term”) of this Sublease shall commence on the later of May 1, 2014, or (unless waived by Sublessee in writing) the date by which Sublessor has delivered possession of the Premises to Sublessee in the condition required herein, subject to the occupancy described in Section 2. B (the “Commencement Date”), and shall expire on September 30, 2017 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms. If the Commencement Date has not occurred for any reason on or before the End Date, then Sublessee may terminate this Sublease by written notice to Sublessor before the Commencement Date occurs, whereupon any monies previously paid by Sublessee to Sublessor shall be reimbursed to Sublessee, or, at Sublessee’s election, the date Sublessee is otherwise obliged to commence payment of rent shall be delayed by one (1) day for each day of delay beyond such End Date. Sublessor shall deliver possession of the Premises to Sublessee on May 1, 2014, subject to the occupancy described in Section 2.B, in good, vacant, broom clean condition, in compliance with all laws, with all building systems in good operating condition and otherwise in the condition as of the date hereof. Sublessor shall cause the existing subtenant to vacate the Premises prior to the Commencement Date.

4. Rent: Sublessee shall pay to Sublessor as base rent for the Premises for each month during the Term the amount of Nine Thousand Three Hundred Seventy-Three and 33/00 Dollars ($9,373.33) per month (“Base Rent”). Rent shall be paid directly to Sublessor at 363 N. Sam Houston Pkwy E., Suite 125, Houston, Texas 77060, Attention: Sophie Williford, or such other address as may be designated in writing by Sublessor. Sublessor and Sublessee agree that this Sublease shall be “full service”, and Sublessee shall not be obligated to pay any other amounts that are otherwise due from the tenant under the Master Lease, including but not limited to operating expenses, real property taxes, parking charges and utilities. Notwithstanding the foregoing, in the event any cost or expense is incurred under the Master Lease for Sublessee’s sole benefit (including excess of use of utilities as determined by Master Lessor) or as a result of Sublessee’s request for certain services (such as after-hours HVAC charges), Sublessee shall pay the entire cost thereof within fifteen (15) days after receipt of an invoice therefor. Base Rent and all other amounts payable under this Sublease shall collectively be referred to herein as “Rent”.

5. Security Deposit: Upon execution hereof, Sublessee shall deposit with Sublessor the sum of Nine Thousand Three Hundred Seventy-Three and 33/00 Dollars ($9,373.33) (the “Security Deposit”), in cash, as security for the performance by Sublessee of the terms and conditions of this Sublease. The Security Deposit shall be held by Sublessor in accordance with the provisions of Section 3.04 of the Master Lease, as incorporated herein.

6. Notices: Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party shall be that address set forth below their signatures at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be personally delivered or properly addressed and deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered (a) upon receipt, if personally delivered, or (b) three (3) business days after mailing, if mailed as set forth above. Notwithstanding the foregoing, all notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

7. Incorporation by Reference: Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (a) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; (b) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as otherwise expressly set forth herein; (c) the following provisions shall not be included: Article 2, Sections 3.01-3.03, the amount of the deposit in Section 3.04, 7.01, the second sentence of 7.02, the fifth sentence of Section 8.01, 13.01(g), 13.05, the last sentence of Section 14.02, 15.09 and 15.16, Exhibits C, F, G, H and I of the Original Lease, Sections 1, 2, 6, 7, 9 and 10 and Exhibit B of the Second Amendment, and Sections 1.01-1.06, 1.08 (the payment obligations only) and 2.02 of the Third Amendment; (d) references in the following provisions to “Landlord” shall mean “Master Lessor” only: Articles 5, 8 and 9, Sections 11.01, 15.01, 15.05, 15.08 (the second sentence), 15.10, 15.23 and 15.24 and Exhibit D of the Original Lease, Section 1 of the First Amendment, and Section 2.10 of the Third Amendment; (e) wherever there is a requirement to pay the costs and expenses of “Landlord,” Sublessee shall only be obligated to pay Master Lessor’s costs and expenses and not both Sublessor’s and Master Lessor’s costs and expenses; (f) the reference in the last sentence of Section 1.01 of the Original Lease to “6,282” shall be to “5,920”; and (g) Section 15.21 shall not apply to existing improvements in the Premises as of the date hereof or the FF&E. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control.

8. Assignment and Subletting: Sublessee shall have no power or right to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign or transfer this Sublease, or sublet all or any portion of the Premises, or permit the Premises or any part thereof to be used or occupied by anyone other than the Sublessor and Sublessee or Sublessee’s employees without the prior written consent of Sublessor, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Sublessee may, as long as it is not in default with respect to this Sublease, upon prior written notice to Sublessor but without Sublessor’s prior written consent and without payment of any amount to Sublessor, sublet the Premises or assign this Sublease to: (a) an entity controlling, controlled by or under common control with Sublessee, (b) an entity related to Sublessee by merger, consolidation or reorganization, or (c) a purchaser of substantially all of Sublessee’s assets located in the Premises. No transfer by Sublessee shall relieve Sublessee from liability pursuant to this Sublease.

9. Waiver of Subrogation: Notwithstanding anything in this Sublease to the contrary, Sublessor and Sublessee hereby release each other and their respective agents, employees, successors, assignees and sublessees from all liability for damage to any property that is caused by or results from a risk which is actually insured against, which is required to be insured against under the Master Lease or this Sublease, or which would normally be covered by “all risk” property insurance, without regard to the negligence of the person or entity so released. All of Sublessor’s and Sublessee’s repair and indemnity obligations under this Sublease shall be subject to the waiver and release contained in this paragraph. Each party shall cause each insurance policy it obtains to provide that the insurer thereunder waives all recovery by way of subrogation as required herein in connection with any injury or damage covered by such policy.

10. Indemnity: Sublessee shall indemnify Sublessor as set forth in Section 7.04 of the Master Lease as incorporated herein. Notwithstanding anything to the contrary herein, Sublessor shall not be released or indemnified from, and shall indemnify, defend, protect and hold harmless Sublessee from, all damages, liabilities, losses, claims, attorneys’ fees, costs and expenses arising from the negligence or willful misconduct of Sublessor or its agents, contractors, licensees or invitees or a breach of Sublessor’s obligations or representations under this Sublease or the Master Lease.

11. Surrender: Sublessee’s obligations with respect to the surrender of the Premises shall be fulfilled if Sublessee surrenders possession of the Premises in the condition existing at the Commencement Date, ordinary wear and tear, casualties, condemnation and repairs that are not Sublessee’s responsibility, excepted. Sublessee shall not be required to remove any alterations in the Premises on the date hereof.

12. Sublessor’s Obligations: Sublessor shall fully perform all of its obligations under the Master Lease to the extent Sublessee has not expressly agreed to perform such obligations under this Sublease. Sublessor shall not terminate or take any actions giving rise to a termination right under the Master Lease, amend or waive any provisions under the Master Lease or make any elections, exercise any right or remedy or give any consent or approval under the Master Lease without, in each instance, Sublessee’s prior written consent. Sublessor, with respect to any obligations of Master Lessor under the Master Lease, shall promptly request that Master Lessor perform such obligations for the benefit of Sublessee.

13. Quiet Enjoyment: Sublessee shall peacefully have, hold and enjoy the Premises, subject to the terms and conditions of this Sublease, provided that there is not an event of default by Sublessee. If Sublessor defaults on its obligation to pay rent to Landlord, Sublessee may pay rent directly to Landlord.

14. Sublessor’s Representations and Warranties: Sublessor represents and warrants that: (a) the Master Lease is in full force and effect, and there exists under the Master Lease no default or event of default by Master Lessor or Sublessor, nor has there occurred any event which, with the giving of notice or passage of time or both, would constitute such a default or event of default by Master Lessor or Sublessor, and (b) the copy of the Master Lease attached hereto as Exhibit A is a true, correct and complete copy of the Master Lease.

15. Assignment of Rights: Sublessor hereby assigns to Sublessee all warranties given by Master Lessor to Sublessor under the Master Lease which would reduce Sublessee’s obligations hereunder, and shall cooperate with Sublessee to enforce all such warranties.

16. Conditions Precedent: This Sublease and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon the written consent of Master Lessor. If Sublessor fails to obtain Master Lessor’s consent within thirty (30) days after execution of this Sublease by Sublessor, then Sublessee may terminate this Sublease by giving Sublessor written notice thereof before Sublessor obtains Master Lessor’s consent, and Sublessor shall return to Sublessee the Security Deposit.

17. Authority to Execute: Sublessee and Sublessor each represent and warrant to the other that each person executing this Sublease on behalf of each party is duly authorized to execute and deliver this Sublease on behalf of that party.

18. Hazardous Materials: To the current actual knowledge of Sublessor, no Hazardous Materials are present in the Premises. Sublessor has received no written notice of any action, proceeding, or claim pending or threatened concerning any Hazardous Materials or pursuant to any laws. As used herein, “Hazardous Material” shall mean any material which is now or hereafter regulated by any governmental authority or which poses a hazard to the environment or human life.

19. Approvals: Whenever this Sublease requires an approval, consent, designation, determination, selection or judgment by either Sublessor or Sublessee, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:		SUBLESSEE:

LONE STAR R. S. PLATOU, INC.,		IRHYTHM TECHNOLOGIES, INC.,
a Texas corporation		a Delaware corporation

By:	/s/ Peter F. Searles	By:	/s/ Matthew C. Garrett
Name:	Peter F. Searles	Name:	Matthew C. Garrett
Its:	President	Its:	CFO

Address:	363 N. Sam Houston Pkwy. E.	Address:	650 Townsend Street, Suite 380
San Francisco, CA 94103
Suite 125
	Attn: Sophie Williford		Attn: CFO

CONSENT TO SUBLEASE

THIS CONSENT TO SUBLEASE (“Consent Agreement” or “Consent”) has a reference date of July 31, 2014, is made with reference to that certain sublease (the “Sublease”) dated of even date, by and between RS PLATOU HOUSTON, INC. formerly known as LONE STAR R.S. PLATOU INC. (“Tenant”) and iRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Sublessee”), and is entered into between the foregoing parties and THE REALTY ASSOCIATES FUND X, L.P., a Delaware limited partnership (“Landlord”), having an address at 28 State Street, 10’1’ Floor, Boston, Massachusetts 02109, with reference to the following facts:

A. Landlord, as successor-in-interest to 363 North Belt - VEF III, L.P., a Georgia limited partnership, and Tenant are parties to that certain 363 North Belt Lease Agreement, dated February, 2002 as thereafter amended from time to time (as so amended, the “Master Lease”), covering certain space in the building located at 363 North Sam Houston Parkway East, Houston, Texas (the “Building”), as more particularly described therein.

B. Tenant and Sublessee wish to enter into the Sublease respecting the Premises described therein (the “Sublease Premises”).

C. The Master Lease provides that Tenant may not enter into any sublease without Landlord’s prior written approval.

D. Tenant and Sublessee have herewith presented the fully-executed Sublease to Landlord for Landlord’s approval, and Landlord is willing to approve the same, upon all of the terms and conditions hereinafter appearing.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1. Neither the Master Lease, the Sublease nor this Consent shall be deemed to grant Sublessee any rights whatsoever against Landlord. Sublessee hereby acknowledges and agrees that its sole remedy for any alleged or actual breach of its rights in connection with the Sublease Premises (as defined in the Sublease) shall be solely against Tenant.

2. This Consent shall not release Tenant from any existing or future duty, obligation or liability to Landlord pursuant to the Master Lease, nor shall this Consent change, modify or amend the Master Lease in any manner. This Consent shall not be deemed Landlord’s consent to any further subleases, except to the extent provided for in Section 8 of the Sublease relating to the possible future sale, merger, reorganization or similar transfer of ownership, of Sublessee; provided, however, that Sublessee shall provide Landlord advance written notice of such transfer of ownership, and Sublessee’s net worth after such transfer of ownership shall be sufficient to satisfy the obligations under the Sublease.

3. (a) In the event of Master Lease Termination (as hereinafter defined) prior to the termination of the Sublease, at Landlord’s option, Sublessee agrees to attorn to Landlord and to recognize Landlord as Sublessee’s landlord under the Sublease and, if Landlord so elects, Landlord

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shall recognize Sublessee as Landlord’s tenant, upon the terms and conditions and at the rental rate specified in the Sublease, and for the then remaining term of the Sublease, except that Landlord shall not be bound by any provision of the Sublease which in any way increases Landlord’s duties, obligations or liabilities to Sublessee beyond those owed to Tenant under the Master Lease. Sublessee agrees to execute and deliver at any time and from time to time, upon request of Landlord, any instruments which may be necessary or appropriate to evidence such attornment. Landlord shall not (i) be liable to Sublessee for any act, omission or breach of the Sublease by Tenant, (ii) be subject to any offsets or defenses which Sublessee might have against Tenant, (iii) be bound by any rent or additional rent which Sublessee might have paid in advance to Tenant, or (iv) be bound to honor any rights of Sublessee in any security deposit made with Tenant except to the extent Tenant has turned over such security deposit to Landlord. Tenant hereby agrees that in the event of Master Lease Termination, Tenant shall immediately pay or transfer to Landlord any security deposit, rent or other sums then held by Tenant. Landlord shall have the right, in Landlord’s sole discretion, to elect not to have Sublessee attorn to Landlord and, in this event, the Sublease shall be deemed terminated on the date of Master Lease Termination and, Landlord shall have no obligation to permit Sublessee to continue to occupy the Premises.

(b) “Master Lease Termination” means any event, which by voluntary or involuntary act or by operation of law, causes or permits the Master Lease to be terminated, expired, be cancelled, be foreclosed against, or otherwise come to an end, including but not limited to (1) a default by Tenant under the Master Lease of any of the terms or provisions thereof; (2) foreclosure proceedings brought by the holder of any mortgage or trust deed to which the Master Lease is subject; or (3) the termination of Tenant’s leasehold estate by dispossession proceeding or otherwise.

(c) In the event of attornment hereunder, Landlord’s liability shall be limited to matters arising during Landlord’s ownership of the Building, and in the event that Landlord (or any successor owner) shall convey or dispose of the Building to another party, such party shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Consent or the Sublease to be performed by Landlord which first arise after the date of conveyance, including the return of any security deposit, and Tenant shall attom to such other party, and Landlord (or such successor owner) shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred. The liability of Landlord to Sublessee for any default by landlord under this Consent or the Sublease after such attornment, or arising in connection with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Building or the Sublease Premises, shall be limited to the interest of the Landlord in the Building and related land (and proceeds thereof). Under no circumstances shall any present or future general partner of Landlord (if Landlord is a partnership) have any personal liability for the performance of Landlord’s obligations under this Consent or the Sublease.

4. In addition to Landlord’s rights under Section 3 hereof, in the event Tenant is in default under any of the terms and provisions of the Master Lease, Landlord may elect to receive directly from Sublessee all sums due or payable to Tenant by Sublessee pursuant to the Sublease, and upon receipt of Landlord’s notice, Sublessee shall thereafter pay to Landlord any and all sums becoming due or payable under the Sublease and Tenant shall receive from Landlord a corresponding credit for such sums against any payments then due or thereafter becoming due from Tenant. Neither the service of such written notice nor the receipt of such direct payments shall cause

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Landlord to assume any of Tenant’s duties, obligations and/or liabilities under the Sublease, nor shall such event impose upon Landlord the duty or obligation to honor the Sublease, nor subsequently to accept Sublessee’s attornment pursuant to Section 3(a) hereof.

5. Sublessee hereby acknowledges that it has read and has knowledge of all of the terms, provisions, rules and regulations of the Master Lease and agrees not to do or omit to do anything which would cause Tenant to be in breach of the Master Lease. Any such act or omission shall also constitute a breach of this Consent Agreement and shall entitle Landlord to recover any damage, loss, cost or expense which it thereby suffers, from Sublessee, whether or not Landlord proceeds against Tenant. Landlord acknowledges that in no event shall Sublessee be liable for the actions of Tenant.

6. In the event of any litigation between the parties hereto with respect to the subject matter hereof, the unsuccessful party agrees to pay the successful party all costs, expenses and reasonable attorney’s fees incurred therein by the successful party, which shall be included as a part of the judgment therein rendered.

7. This Consent Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and assigns, subject to all agreements and restrictions contained in the Master Lease, the Sublease and herein with respect to subleasing, assignment, or other transfer. The agreements contained herein constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, inconsistent herewith. No amendment, modification or change to this Consent Agreement will be effective unless Landlord shall have given its prior written consent thereto. This Consent Agreement may be amended only in writing, signed by all parties hereto.

8. Notices required or desired to be given hereunder shall be effective either upon personal delivery or three (3) business days after deposit in the United States mail, by certified mail, return receipt requested, addressed to the Landlord at the address set forth above, or to Tenant or Sublessee at the address set forth in the Sublease, respectively. Any party may change its address for notice by giving notice in the manner hereinabove provided.

9. As a condition to the effectiveness of Landlord’s consent to the Sublease, Tenant agrees to pay Landlord upon invoice, the greater of $1,000 or Landlord’s attorney’s fees as additional rent. Landlord’s acceptance of such fee shall impose no duty on Landlord to approve to execute the Sublease. Tenant shall also promptly pay Landlord any share of bonus rents, or other items required under the Master Lease in connection with subleases.

10. Intentionally Deleted.

11. Tenant and Sublessee agree to indemnify and hold Landlord harmless from and against any loss, cost, expense, damage or liability, including reasonable attorneys’ fees, incurred as a result of a claim by any person or entity that it is entitled to a commission, finder’s fee or like payment in connection with the Sublease. Sublessee represents that this Sublease does not involve the sale of any business or any other commissions.

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12. Tenant agrees to hold any and all payments due under the Sublease as a trust fund to be applied first to the satisfaction of all of Tenant’s obligations under the Master Lease and hereunder before using any part thereof for any other purpose.

13. This Consent may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, an electronic or telefaxed signature of either party, whether upon this Consent or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature. THIS CONSENT SHALL BECOME BINDING UPON LANDLORD AND TENANT ONLY WHEN FULLY EXECUTED BY ALL PARTIES AND WHEN LANDLORD HAS DELIVERED THIS CONSENT TO TENANT.

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IN WITNESS WHEREOF, the following parties have executed this Consent to Sublease as of the date first above written.

LANDLORD:

THE REALTY ASSOCIATES FUND X, L.P., a Delaware limited partnership

By:	Realty Associates Fund X, LLC, a Delaware limited liability company, its general partner

	By:	Realty Associates Advisors LLC, a Delaware limited liability company, its manager

		By:	Realty Associates Advisors Trust, a Massachusetts business trust, its manager

		By:	/s/ James Knowles
		Name:	Jim Knowles
		Title:	Regional Director
Aug 6 2014 8:50 AM

TENANT:

RS PLATOU HOUSTON, INC., a Texas corporation

By:	/s/ Peter F. Searles
Name:	Peter F. Searles
Title:	President

SUBLESSEE:

iRHYTHM TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Matthew Garrett
Name:	Matthew Garrett
Title:	CFO

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